Exhibit (m)(2)(ii)

NEUBERGER BERMAN EQUITY FUNDS

ADVISOR CLASS

PLAN PURSUANT TO RULE 12b-1

SCHEDULE A

The Advisor Class of the following series of Neuberger Berman Equity Funds are subject to this Plan Pursuant to 12b-1, at the fee rates specified:

Fee (as a Percentage of Average
Series	Daily Net Assets of Advisor Class)
Neuberger Focus Fund	0.25%
Neuberger Genesis Fund	0.25%
Neuberger Large Cap Growth Fund	0.25%
Neuberger Large Cap Value Fund	0.25%
Neuberger Mid Cap Growth Fund	0.25%
Neuberger Small Cap Growth Fund	0.25%

DATED: December 18, 2025